Exhibit 99.1

Solar Capital Announces December 31, 2010 Financial Results; Declares Quarterly Dividend of $0.60 per Share

NEW YORK--(BUSINESS WIRE)--March 1, 2011--Solar Capital Ltd (NASDAQ: SLRC), today reported earnings of $1.24 per share for the quarter ended December 31, 2010, bringing total 2010 earnings to $4.27 per share. Net investment income totaled $17.4 million, or $0.51 per share, for the fourth quarter of 2010. At year end, net asset value (NAV) per share was $22.73. Solar Capital also announced that its Board of Directors has declared a first quarter dividend of $0.60 per share, payable on April 4, 2011 to stockholders of record on March 17, 2011. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2011 calendar year.

Year-End Balance Sheet Highlights

($ in millions, except per share amounts)

	2010	2009
Investment Portfolio	$976.2	$863.1
Total Assets	$1,291.8	$885.4
Net Assets	$827.0	$697.9

NAV per share	$22.73	$21.24

Investment Portfolio Composition:
Senior Secured Loans	$247.1	$163.5
Subordinated Debt	$649.8	$642.0
Equity Investments	$79.3	$57.6

Weighted Average Portfolio Statistics:
Yield on Fair Value	14.3%	14.8%
Yield on Cost	13.8%	13.7%

Highlights for the Quarter and Year Ended December 31, 2010

($ in millions)

	Quarter ended December 31, 2010	Quarter ended December 31, 2009	Year ended December 31, 2010	Year ended December 31, 2009

Investment Income	$31.6	$28.5	$124.6	$109.7

Net Investment Income	$17.4	$17.7	$69.2	$67.3
Net Realized and Unrealized Gain	25.0	22.3	72.7	19.7
Net Income	$42.4	$40.0	$141.9	$87.0

“We are very pleased with our performance for 2010,” said Michael Gross, Chairman and CEO. “Driven by appreciation in the fair value of our assets, our NAV per share increased 10% for the year to $22.73. We delivered increases in net investment income and earnings per share this quarter to $0.51 and $1.24, respectively, and earnings per share of $4.27 for the year. Given the current characteristics of our portfolio, we anticipate continued growth in NAV and earnings as we deploy our uninvested capital, including available borrowings, of approximately $325 million as of year end."

Portfolio and Investment Activity

During the quarter ended December 31, 2010, we invested approximately $156.6 million across four new and three existing portfolio companies. We received proceeds of approximately $111.1 million from principal repayments and approximately $9.6 million from sales of securities in three portfolio companies, during the fourth quarter, all at or above their previous marks.

During the year ended December 31, 2010, we invested approximately $340.5 million across nine new and three existing portfolio companies. We received proceeds of approximately $298.5 million from principal repayments and approximately $33.1 million from sales of securities in seven portfolio companies during the year, all at or above their marks at the time of the IPO.

As of December 31, 2010, the weighted average yield on income producing investments in our portfolio, based on fair value, was approximately 14.3%, compared to 14.1% and 14.8% at September 30, 2010 and December 31, 2009, respectively.

At December 31, 2010, we had investments in debt and preferred securities of 30 portfolio companies, totaling approximately $900.9 million, and equity investments in 9 portfolio companies, totaling approximately $75.4 million. The portfolio was comprised of 25% senior secured loans, 67% subordinated debt, and 8% equity investments. As of December 31, there was one asset on non-accrual status with a fair market value of approximately $6.6 million. Performing loans comprised 99.3% of the fair value of the debt portfolio.

As of December 31, 2010, the weighted average investment rating on the fair value of our portfolio was 2.0. We use an internal investment rating scale of 1 to 4, with a 1 representing the least amount of risk and a 4 representing investments performing well below expectations. Investments are rated a 2 at the time of origination.

Results of Operations

Investment income was $31.6 million and $28.5 million for the three months ended December 31, 2010 and 2009, respectively. The fourth quarter 2010 investment income was higher due to increased interest income and fee income from loan prepayments. Net investment income was $17.4 million, or $0.51 per share, and $17.7 million for the three months ended December 31, 2010 and 2009, respectively. For the quarter, higher interest expense on a larger average debt balance offset increased investment income. The net realized and unrealized gain of $25.0 million for the three months ended December 31, 2010 was primarily due to an increase in the fair value of our portfolio during the period. During the quarter, portfolio asset valuations increased due to improved credit trends.

For the years ended December 31, 2010 and 2009, investment income totaled $124.6 million and $109.7 million, respectively. Investment income was higher for 2010 primarily due to prepayment premiums and other income recognized upon the repayment of assets. Net investment income of $69.2 million for the year ended December 31, 2010 was $1.9 million higher than in 2009. During 2010, increased investment income was partially offset by increased interest expense on a larger average debt balance. The net realized and unrealized gain of $72.7 million for year ended December 31, 2010 was primarily attributable to an increase in the fair value of our portfolio assets during the period as well as realizations in excess of prior valuations. Portfolio asset valuations increased due to continued credit improvement in the portfolio, the tightening of credit spreads in the high yield market and anticipated portfolio realizations.

Balance Sheet Activity

During the fourth quarter, we completed a private placement offering of nearly 3 million shares of common stock at $22.94 per share, resulting in approximately $68 million of gross proceeds. In connection with the transaction, management purchased 115,000 shares. We also established a new $100 million Senior Secured Credit Facility with Wells Fargo Securities LLC, as administrative agent. The credit facility, which expires in December 2015, bears interest at a rate of LIBOR plus 3.00%. We used the proceeds from the private placement offering and drawings under the new credit facility to repay our $125 million 8.75% Senior Unsecured Notes at par, resulting in a lower cost of capital. During 2010, we expanded our secured borrowing capacity from $225 million to $490 million, providing Solar Capital with approximately $325 million of investable capital at year end.

Conference Call and Webcast

We will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Wednesday, March 2, 2011. All interested parties may participate in the conference call by dialing (866) 770-7120 approximately 5-10 minutes prior to the call, international callers should dial (617) 213-8065. Participants should reference Solar Capital Ltd. and the participant passcode of 27662561 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, http://www.solarcapltd.com/. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Capital website.

Financial Statements and Tables

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share amounts)

	December 31,	December 31,
	2010	2009
Assets
Investments at value:
Companies more than 25% owned (cost: $20,511 and $10,000, respectively)	$20,508	$9,000
Companies 5% to 25% owned (cost: $34,806 and $85,102, respectively)	29,235	93,423
Companies less than 5% owned (cost: $1,008,244 and $968,886, respectively)	926,478	760,717
Total investments (cost: $1,063,561 and $1,063,988, respectively)	976,221	863,140

Cash and cash equivalents	288,732	5,675
Interest and dividends receivable	5,592	7,547
Receivable for investments sold	10,560	—
Fee revenue receivable	3,935	5,824
Deferred offering costs	—	1,478
Deferred credit facility costs	5,904	914
Derivative assets	604	294
Withholding tax receivable	—	—
Prepaid expenses and other receivables	243	549
Total Assets	1,291,791	885,421

Liabilities
Credit facilities payable	400,000	88,114
Term Loan	35,000	—
Payable for investments purchased	14,625	—
Distributions payable	—	75,136
Due to Solar Capital Partners LLC:
Investment advisory and management fee payable	4,892	8,663
Performance-based incentive fee payable	4,347	8,517
Derivative liabilities	1,539	25
Deferred fee revenue	1,242	3,532
Due to Solar Capital Management LLC	773	912
Interest payable	597	153
Income taxes payable	329	535
Other accrued expenses and payables	1,453	1,931
Total Liabilities	464,797	187,518

Net Assets
Partners' capital	—	697,903
Common stock, par value $0.01 per share 36,383,158 shares issued and outstanding, 200,000,000 authorized	364	—
Paid in capital in excess of par	926,991	—
Distributions in excess of net investment income	(1,545)	—
Accumulated net realized losses	(10,541)	—
Net unrealized appreciation	(88,275)	—
Total Net Assets	$826,994	$697,903

Number of shares outstanding	36,383,158	$32,860,454
Net Asset Value Per Share	$22.73	$21.24

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008

INVESTMENT INCOME:
Interest and dividends:
Companies more than 25% owned	$670	$—	$2,652
Companies 5% to 25% owned	7,673	9,190	7,175
Other interest and dividend income	116,298	100,480	124,132
Total interest and dividends	124,641	109,670	133,959
Total investment income	124,641	109,670	133,959

EXPENSES:
Investment advisory and management fees	18,296	16,738	24,297
Performance-based incentive fee	17,305	16,815	9,008
Interest and other credit facility expenses	14,276	2,636	3,343
Administrative service fee	1,294	2,020	3,430
Other general and administrative expenses	3,930	3,971	4,853
Total operating expenses	55,101	42,180	44,931
Net investment income before income tax expense	69,540	67,490	89,028
Income tax expense	328	228	1,629
Net investment income	69,212	67,262	87,399

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FORWARD CONTRACTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments:
Companies more than 25% owned	—	(30)	—
Companies 5% to 25% owned	16,397	—	—
Companies less than 5% owned	(55,762)	(253,364)	(16,878)
Net realized loss on investments	(39,365)	(253,394)	(16,878)
Forward contracts	(3,124)	(12,608)	13,086
Foreign currency exchange	3,521	1,104	2,915
Net realized loss before income taxes	(38,968)	(264,898)	(877)
Income tax expense on realized gain (loss)	-	-	60
Net realized loss	(38,968)	(264,898)	(937)

Net change in unrealized gain (loss):
Investments:
Companies more than 25% owned	997	(3,900)	(300)
Companies 5% to 25% owned	(13,892)	3,823	2,117
Companies less than 5% owned	126,403	287,748	(498,157)
Net unrealized gain (loss) on investments	113,508	287,671	(496,340)
Forward contracts	(1,204)	(2,583)	4,087
Foreign currency exchange	(663)	(516)	(37)
Net change in unrealized gain (loss)	111,641	284,572	(492,290)

Net realized and unrealized gain (loss) on investments, forward contracts and foreign currencies	72,673	19,674	(493,227)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$141,885	$86,936	$(405,828)

Earnings (loss) per share	$4.27	$2.65	$(12.35)

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Senior Capital Ltd.
Nick Radesca, 212-993-1660